SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

[X] Filed by the registrant
[ ] Filed by a party other than the registrant

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                          SECURE COMPUTING CORPORATION
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  [Secure Logo]




                          SECURE COMPUTING CORPORATION
                          ONE ALMADEN BLVD., SUITE 400
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 918-6100


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at 170 South Market Street, Fairmont Hotel, San Jose, California, at 10:00 a.m., local time, on Thursday, May 11, 2000.

     The Notice of Annual Meeting of Stockholders and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about Secure Computing.

     We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the Annual Meeting. You may revoke the proxy and vote in person at that time if you so desire.

                                       Sincerely,



                                       John McNulty
                                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER


April 12, 2000

                          SECURE COMPUTING CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000


To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Secure Computing Corporation, a Delaware corporation (the "Company"), will be held at 170 South Market Street, Fairmont Hotel, San Jose, California, at 10:00 a.m., local time, on Thursday, May 11, 2000 for the following purposes:

          1. To elect two directors of Secure Computing Corporation to serve for a three year term that expires upon the Annual Meeting of Stockholders in 2003, or until their successors are duly elected;

          2. To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares available for distribution thereunder by 1,000,000 shares;

          3.   To approve an amendment to the amended and restated 1995
               Omnibus Stock Plan to increase the number of shares available for distribution by 2,500,000 shares;

          4. To ratify the appointment of Ernst & Young L.L.P. as the independent auditors of Secure Computing Corporation for the year ending December 31, 2000; and

          5. To transact such other business as may properly come before the meeting or any adjournments thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

          Only holders of record of our common stock and preferred stock at the close of business on March 27, 2000, the record date, are entitled to notice of and to vote at the Annual Meeting.

          ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR PROXY EITHER BY PHONE, BY INTERNET OR BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. SEE THE INSTRUCTIONS ON THE PROXY CARD FOR YOUR VOTING OPTIONS. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                       By Order of the Board of Directors

San Jose, California
April 12, 2000

--------------------------------------------------------------------------------
IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE EITHER VOTE BY PHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                          SECURE COMPUTING CORPORATION

                               ------------------

                                 PROXY STATEMENT
                     FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

                               ------------------

                               PROCEDURAL MATTERS

GENERAL

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Secure Computing Corporation, a Delaware corporation, for use at our Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 11, 2000 at 10:00 a.m., Pacific Daylight Time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 170 Market Street, Fairmont Hotel, San Jose, California. Our headquarters are located at One Almaden Blvd., Suite 400, San Jose, California 95113, and our telephone number at that location is (408) 918-6100.

         These proxy solicitation materials were mailed on or about April 12, 2000, together with our 1999 Annual Report on Form 10K, to all stockholders entitled to vote at the Annual Meeting.

         In this Proxy Statement, "Secure Computing", "we", "us" and "our" refer to Secure Computing Corporation.

RECORD DATE

         Stockholders of record at the close of business on March 27, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, 24,447,897 shares of our common stock were issued and outstanding and 1,427 shares of Series E preferred stock were issued and outstanding.

REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AT THE ANNUAL MEETING

         On all matters to be presented at the Annual Meeting, each share has one vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock and preferred stock outstanding as of the Record Date is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes of the outstanding shares of common stock and preferred stock present or represented by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required
(i) to approve the amendment to the Employee Stock Purchase Plan, (ii) to approve the amendment to the 1995 Omnibus Stock Plan, and (iii) to ratify the appointment of the auditors.

         Abstentions and broker non-votes will be included for purposes of determining whether a quorum of shares is present at the Annual Meeting. However, abstentions and broker non-votes will not be included in the tabulation of the voting results on the election of directors or on issues requiring approval of a majority of the votes cast. Under the General Corporation Law of the State of Delaware, the state where we are incorporated, an abstaining vote is not deemed to be a "vote cast." A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

PROXIES

         All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies, if not revoked prior thereto. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked (i) by delivery of a written notice of revocation or a duly executed proxy to the Secretary of Secure Computing bearing a date later than the prior proxy relating to the same shares, or (ii) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by our Secretary prior to the taking of the vote at the Annual Meeting.

EXPENSES OF SOLICITATION

         All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Secure Computing may also solicit proxies in person or by telephone, telegram, letter or facsimile. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

         Stockholders may present proper proposals for inclusion in our proxy materials for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner. In order to be included in our proxy materials for the next annual meeting, stockholder proposals must be received by us no later than December 31, 2000, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

GENERAL

         Our Board of Directors currently consists of five persons, divided into three classes serving staggered terms of office. Currently there are two directors of Class I (Robert J. Frankenberg, and John McNulty), with one vacant seat, one director of Class II (Steven M. Puricelli), with one vacant seat, and two directors of Class III (Eric P. Rundquist and Alexander Zakupowsky, Jr). Two Class I directors are to be elected at the Annual Meeting. The Class I directors elected at the Annual Meeting will serve for a three-year term, until the Annual Meeting of Stockholders in 2003, or until their successors have been duly elected and qualified.

VOTE REQUIRED

         A plurality of votes duly cast at the Annual Meeting will be required to elect each director.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED BELOW.

DIRECTORS AND NOMINEES FOR DIRECTOR

The following table sets forth the name, age and certain other information regarding the nominee for director.

         Name                     Age     Principal Occupation
         ----                     ---     --------------------

         Robert J. Frankenberg    52      Encanto Networks, Inc., President and
                                          Chief Executive Officer
         John McNulty             53      Chief Executive Officer and Chairman
                                          of the Board

         ROBERT J. FRANKENBERG has been a director of Secure Computing since December 1996. Mr. Frankenberg is the President & Chief Executive Officer of Encanto Networks, Inc., an internet e-commerce provider. From April 1994 to August 1996, he was President, Chief Executive Officer and a director of Novell, Inc. Mr. Frankenberg was also Chairman of the Board of Novell, Inc. from August 1994 to August 1996. Mr. Frankenberg currently serves as director of Electroglas, Inc., Wall Data, Inc., Daw Technologies, Inc. and Caere Corp.

         JOHN McNULTY, is our Chairman and Chief Executive Officer, Mr. McNulty first joined us as President and Chief Operating Officer on May 3, 1999, and assumed the positions of Chairman of the Board and Chief Executive Officer on July 1, 1999. From 1997 until joining us, he served as Senior Vice President Sales, Services, and Business Development at Genesys Telecommunications Laboratories, a leading independent software company in the computer telephony integration environment. Mr. McNulty was also previously with Intel Corporation, the world's leading semiconductor manufacturer, where he held a number of positions, including Director of Marketing and Business Development for the Enterprise Server Group, which he launched.

         Our remaining directors as of the date of this Proxy Statement, and certain information about them as of the Record Date, are set forth below:

         STEPHEN M. PURICELLI has been a director of Secure Computing since February 1990. Mr. Puricelli has been a General Partner of Costine Associates, L.P., which is the corporate general partner of Corporate Venture Partners, since its inception in April 1988. Corporate Venture Partners is a venture capital fund headquartered in Ithaca, New York.

         ERIC P. RUNDQUIST has been a director of Secure Computing since August 1996 and prior to its acquisition by us was a director of Enigma Logic, Inc. from 1994 to August 1996. In 1991, Mr. Rundquist founded and since that time has been President and Chief Executive Officer of Eric Thomas, Inc., a firm that assists medium to large corporations in managing their federal and state income, sales and property tax matters.

         ALEXANDER ZAKUPOWSKY, JR. has been a director of Secure Computing since October 1998. Mr. Zakupowsky is a member of the law firm of Miller & Chevalier, Chartered. He has been with that law firm since March 1984.

         None of the directors are related to any other director or to any executive officer.

BOARD MEETINGS AND COMMITTEES

         During fiscal 1999, the Board of Directors held five meetings (including regularly scheduled and special meetings), and all of the incumbent directors attended 90% or more of the meetings of the Board of Directors and committees, if any, upon which such directors served. Certain matters were approved by the Board of Directors by unanimous written consent.

         The Board of Directors currently has three standing committees: an Audit Committee, Compensation Committee and a Nominating Committee.

         AUDIT COMMITTEE. Our Audit Committee consists of Messrs. Rundquist (Chairman) and Puricelli. The Audit Committee makes recommendations concerning the selection and appointment of independent auditors, reviews the scope and findings of the completed audit, and reviews the adequacy and effectiveness of our accounting policies and system of internal accounting controls. The Audit Committee met once during 1999.

         COMPENSATION COMMITTEE. Our Compensation Committee consists of Messrs. Puricelli (Chairman), Rundquist and Zakupowsky. The Compensation Committee annually reviews and acts upon the Chief Executive Officer's compensation package and sets compensation policy for the other employees, as well as acting upon management recommendations concerning employee stock options, bonuses and other compensation and benefit plans. The Compensation Committee also administers our Amended and Restated 1995 Omnibus Stock Plan discussed below, the Secure Computing Employee Stock Purchase Plan and the 1997 Non-Officer Stock Option Plan. The Compensation Committee met once during 1999. Certain matters were approved by Compensation Committee by unanimous written consent.

         NOMINATING COMMITTEE. The Nominating Committee presently consists of Messrs. Zakupowsky (Chairman), Puricelli and Rundquist. Our Nominating Committee advises and makes recommendations to the Board on all matters concerning the selection of candidates as nominees for election as directors. The Nominating Committee did not meet in 1999.

         The Nominating Committee will consider persons recommended by stockholders in selecting nominees for election to the Board of Directors. Stockholders who wish to suggest qualified candidates should write to: Secure Computing Corporation, One Almaden Blvd., Suite 400, San Jose, California 95113,
Attention: Chairman, Nominating Committee. All recommendations should state in detail the qualification of such persons for consideration by the Nominating Committee and should be accompanied by an indication of the person's willingness to serve.

DIRECTOR COMPENSATION

         Effective June 1999, on an annual basis each member of the Board of Directors who is not an employee (an "Outside Director"), following an Annual Meeting of Stockholders is granted, by virtue of serving as an Outside Director, an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. These stock options become fully exercisable on the date of the annual meeting next following the grant of the option and expire ten years from the date of grant. Outside Directors who are elected between Annual Meetings of Stockholders are granted an option on terms similar to those awarded at an Annual Meeting, except that the number of shares covered by such option is pro-rated to reflect the number of months that have expired from the date of the prior Annual Meeting. In addition, each Director receives an annual stipend in the amount of $10,000.

                                  PROPOSAL TWO

                  APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

PROPOSED AMENDMENT REQUIRING STOCKHOLDER APPROVAL

         The Board of Directors, subject to approval by the stockholders, has approved an amendment to the Employee Stock Purchase Plan (the "Purchase Plan") to increase by 1,000,000 (from 700,000 to 1,700,000) the number of shares available for distribution under the Purchase Plan. The purpose of this amendment is to ensure that we have flexibility to make distributions under the Purchase Plan in the future.

         At March 27, 2000, an aggregate of 653,050 shares had been distributed pursuant to the Purchase Plan. As of the same date, an aggregate of 46,950 shares were available for future distribution under the Purchase Plan.

DESCRIPTION OF EMPLOYEE STOCK PURCHASE PLAN

PURPOSE

         The Purchase Plan was approved by the Board of Directors on March 15, 1996, and by the stockholders on May 1, 1996. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in Secure Computing through the purchase of its common stock and, thus, to develop a stronger incentive to work for our continued success. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

         The Purchase Plan is administered by a committee of the Board of Directors (the "Committee"). The Compensation Committee of the Board of Directors has been designated as the Committee to administer the Purchase Plan. Subject to the provisions of the Purchase Plan, the Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions.

ELIGIBILITY AND NUMBER OF SHARES

         Up to 700,000 (1,700,000 as the Purchase Plan is proposed to be amended) shares of our common stock are currently available for distribution under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of common stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. Shares of common stock delivered pursuant to the Purchase Plan may be newly issued shares or treasury shares previously acquired by us.

         Any of our employees or, subject to approval by the Board of Directors, any of our subsidiaries (including officers and any directors who are also employees) are eligible to participate in the Purchase Plan for any Purchase Period (as defined below) so long as, on the first day of such Purchase Period, the employee is customarily employed at least 20 hours per week. "Purchase Period" means each quarter of our fiscal year.

         Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form in advance of the Purchase Period to which it relates. The enrollment form will authorize payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate.

         No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

         We currently have approximately 310 employees who are eligible to participate in the Purchase Plan.

PARTICIPATION

         An eligible employee who elects to participate in the Purchase Plan authorizes us to make payroll deductions of a specified whole percentage from 1% to 10% of the employee's gross cash compensation as defined in the Purchase Plan. Under an amendment to the current program, the Board of Directors approved an increase of the maximum contribution to 20% effective for the third and fourth quarters of fiscal year 1999 for non-executives. The special amendment to the program expired as of December 31, 1999. A participant may, at any time during a Purchase Period, direct us to increase or decrease the amount of deductions (within those limits) or make no further deductions, as set forth in greater detail in the Purchase Plan. A participant may also elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash within 15 days. Any participant who stops payroll deductions may not thereafter resume payroll deductions for that Purchase Period, and any participant who withdraws from the Purchase Plan will not be eligible to reenter the Purchase Plan until the next succeeding Purchase Period.

         Amounts withheld under the Purchase Plan are held by us as part of our general assets until the end of the Purchase Period and then applied to the purchase of our common stock as described below. No interest is credited to a participant for amounts withheld.

PURCHASE OF STOCK

         Amounts withheld for a participant in the Purchase Plan are used to purchase our common stock as of the last day of the Purchase Period at a price equal to the 85% of the lesser of the Fair Market Value (as defined in the Purchase Plan) of a share of common stock on either the first or last day of the Purchase Period. All amounts withheld are used to purchase the number of shares of common stock (including fractional shares) that can be purchased with such amount, unless the participant has properly notified us that he or she elects to purchase a lesser number of shares of common stock or to receive the entire amount in cash.

         If purchases by all participants would exceed the number of shares of common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares of common stock. Any amount not used to purchase shares of common stock will be refunded to the participant in cash.

         Shares of common stock acquired by each participant are held in a general account maintained for the benefit of all participants. Certificates for the number of whole shares of common stock purchased by a participant are issued and delivered to him or her only upon the request of such participant or his or her representative. No certificates for fractional shares are issued and participants will instead receive cash representing any fractional shares. Dividends with respect to a participant's shares of common stock held in the general account will, at the election of the participant, either be paid to the participant in cash or reinvested in additional shares of our common stock. If a participant fails to make such an election, all dividends with respect to the participant's shares of common stock held in the general account are automatically reinvested to purchase additional shares of our common stock. Each participant is entitled to vote all shares of common stock held for the benefit of such participant in the general account.

         No more than $25,000 in Fair Market Value (determined on the first day of the respective Purchase Periods) of shares of our common stock may be purchased under the Purchase Plan and all other employee stock purchase plans, if any, of our company and any of our subsidiaries by any participant for each calendar year.

DEATH, DISABILITY, RETIREMENT OR OTHER TERMINATION OF EMPLOYMENT

         If the employment of a participant is terminated for any reason, including death, disability or retirement, the amounts previously withheld are applied to the purchase of shares of common stock as of the last day of the Purchase Period in which the participant's employment terminated, unless the participant has properly notified us prior to the last day of such Purchase Period that he or she elects to receive a refund of all amounts previously withheld.

RIGHTS NOT TRANSFERABLE

         The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

AMENDMENT OR MODIFICATION

         The Board of Directors may at any time amend the Purchase Plan in any respect which shall not adversely affect the rights of participants pursuant to shares of common stock previously acquired under the Purchase Plan, provided that approval by our stockholders is required to (i) increase the number of shares of common stock to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions), (ii) decrease the minimum purchase price, (iii) withdraw the administration of the Purchase Plan from the Committee, or (iv) change the definition of employees eligible to participate in the Purchase Plan.

TERMINATION

         All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the day that participants become entitled to purchase a number of shares of common stock equal to or greater than the number of shares of common stock remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after 30-days' notice has been given to all participants. Upon termination of the Purchase Plan, shares of common stock will be issued to participants in accordance with the terms of the Purchase Plan, and cash, if any, previously withheld and not used to purchase common stock will be refunded to the participants, as if the Purchase Plan were terminated at the end of a Purchase Period.

FEDERAL TAX CONSIDERATIONS

         Payroll deductions under the Purchase Plan are made after taxes. Participants do not recognize any additional income as a result of participation in the Purchase Plan until the disposal of shares of common stock acquired under the Purchase Plan or the death of the participant. Participants who hold their shares of common stock for more than 21 months after the end of the Purchase Period or die while holding their shares of common stock recognize ordinary income in the year of disposition or death equal to the lesser of (i) the excess of the fair market value of the shares of common stock on the date of disposition or death over the purchase price paid by the participant or (ii) the excess of the fair market value of the shares of common stock on the first day of the Purchase Period over the purchase price paid by the participant. If the 21-month holding period has been satisfied when the participant sells the shares of common stock or if the participant dies while holding the shares of common stock, we are not entitled to any deduction in connection with the disposition of such shares by the participant.

         Participants who dispose of their shares of common stock within 21 months after the shares of common stock were purchased are considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares of common stock on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, we generally are entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

         Participants have a basis in their shares of common stock equal to the purchase price of their shares of common stock plus any amount that must be treated as ordinary income at the time of disposition of the shares of common stock, as explained above. Any additional gain or loss realized on the disposition of shares of common stock acquired under the Purchase Plan is taxed as capital gain or loss.

BOARD OF DIRECTORS' RECOMMENDATION

         The Board of Directors has approved the amendment to the Purchase Plan described above subject to stockholder approval. The Purchase Plan is a way to provide employees with a proprietary interest in our company and an incentive to work for our best interests and our stockholders. Therefore, the Board of Directors believes it is in our best interests to increase the authorized shares under the Purchase Plan by approving this amendment.

VOTE REQUIRED AND RECOMMENDATION

         At the Annual Meeting, the stockholders are being asked to approve the amendment to the Employee Stock Purchase Plan. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to approve the amendment to the Employee Stock Purchase Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SECURE COMPUTING CORPORATION EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED, DISCUSSED IN THIS PROXY STATEMENT.

                                 PROPOSAL THREE

                      APPROVAL OF THE AMENDED AND RESTATED
                       1995 OMNIBUS STOCK PLAN, AS AMENDED

PROPOSED AMENDMENTS REQUIRING STOCKHOLDER APPROVAL

         In September 1995, our Board of Directors adopted, and our stockholders approved, the 1995 Omnibus Stock Plan. This Plan was amended and restated in 1997 by the Board of Directors and our stockholders. As described below, the Board of Directors, subject to stockholder approval, also has approved an amendment to the Omnibus Stock Plan to increase by 2,500,000 (from 7,744,131 to 10,244,131) the number of shares of common stock available for issuance under the Omnibus Stock Plan. The purpose of this amendment is to ensure that we have the flexibility to meet our foreseeable future needs for awards to be granted under the Omnibus Stock Plan.

         As of March 27, 2000, an aggregate of 2,815,203 shares had been issued under the Omnibus Stock Plan and options to purchase 4,434,945 shares were outstanding under the Omnibus Stock Plan, leaving only 493,983 shares available for stock option grants. Options outstanding at March 27, 2000 have per share exercise prices ranging from $.08 to $25.9375, or a weighted average per share exercise price of $5.70, and expire ten years from the date of grant of the option (unless exercised prior to that time). Approximately 310 employees are currently eligible to participate in the Omnibus Stock Plan. Stockholder approval of the proposed increase in the number of shares under the Omnibus Stock Plan is also necessary to provide for compensation of non-employee directors, who receive stock option awards for their service.

         If stockholders approve the Omnibus Stock Plan, as amended and restated, options to purchase an aggregate of 2,993,983 shares of common stock would be available for future stock option grants under the Omnibus Stock Plan.

DESCRIPTION OF AMENDED AND RESTATED 1995 OMNIBUS STOCK PLAN

PURPOSE

         The purpose of the Omnibus Stock Plan is to motivate and retain key personnel, including non-employee directors, to produce a superior return to our stockholders by offering such personnel an opportunity to realize stock appreciation, by facilitating stock ownership, and by rewarding them for achieving a high level of corporate financial performance. As an Internet software company, competition to attract and retain employees among our competitors is fierce. Therefore, competitive compensation arrangements including maintaining an adequate pool of stock options to attract and retain employees and directors is essential for our success.

ADMINISTRATION

         The Omnibus Stock Plan is administered by a committee (the "Committee") of two or more directors who are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee of the Board of Directors currently serves as the Committee that administers the Omnibus Stock Plan, of which all three members are "non-employee directors" for purposes of Exchange Act Rule 16b-3 and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the provisions of the Omnibus Stock Plan, the Committee has the exclusive power to make awards under the Omnibus Stock Plan, to determine when and to whom awards will be granted, and the form, amount and other terms and conditions of each award. The Committee has the authority to interpret the Omnibus Stock Plan and any award or agreement made under the Omnibus Stock Plan, and to make all other determinations necessary or advisable for the administration of the Omnibus Stock Plan. The Committee may delegate all or part of its responsibilities under the Omnibus Stock Plan to persons who are not "non-employee directors" within the meaning of Exchange Act Rule 16b-3 for purposes of determining and administering awards solely to employees who are not then subject to the reporting requirements of Section 16 of the Exchange Act.

         Notwithstanding the foregoing, the granting, terms, conditions and eligibility requirements of Outside Director Options (as defined in the Omnibus Stock Plan) are governed solely by the provisions of the Omnibus Stock Plan and the Committee has no discretion with respect to the granting of such awards or to alter or amend any terms, conditions or eligibility requirements of such awards to outside directors. The provisions for automatic stock option grants to outside directors are non-exclusive.

NUMBER OF SHARES AND ELIGIBILITY

         The total number of shares of our common stock reserved for issuance under the Omnibus Stock Plan is presently 7,744,131 (10,244,131 as the Omnibus Stock Plan is proposed to be amended), subject to adjustment for future stock splits, stock dividends and similar changes in capitalization. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation income associated with options and stock appreciation rights granted to such persons, the Omnibus Stock Plan provides that no participant may presently receive, in any one calendar year, any combination of options and stock appreciation rights relating to more than 750,000 shares of common stock in the aggregate under the Omnibus Stock Plan.

         All of our employees and our affiliates are eligible to receive awards under the Omnibus Stock Plan at the discretion of the Committee. Outside directors will receive grants of non-statutory options as set forth under "Types of Awards--Outside Director Options". Awards other than incentive stock options also may be awarded by the Committee to individuals who are not employees or outside directors but who provide services to us or our affiliates in the capacity of an independent contractor. Incentive stock options may be granted only to employees.

         The Omnibus Stock Plan provides that all awards are to be evidenced by written agreements containing the terms and conditions of the awards. Such agreements are subject to amendment, including unilateral amendments by us (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the recipient and are not required as a matter of law. Any shares of common stock subject to an award under the Omnibus Stock Plan which are not used because the terms and conditions of the award are not met may again be used for an award under the Omnibus Stock Plan. However, shares of common stock with respect to which a stock appreciation right has been exercised (in cash and/or in stock) may not again be awarded under the Omnibus Stock Plan.

TYPES OF AWARDS

         The types of awards that may be granted under the Omnibus Stock Plan include incentive and non-statutory stock options, stock appreciation rights, restricted stock, performance units and other stock-based awards (awards of, or based on, stock other than options, stock appreciation rights, restricted stock or performance units).

         Subject to certain restrictions applicable to outside director options and incentive stock options, awards will be exercisable by the recipients at such times as are determined by the Committee.

         In addition to the general characteristics of all of the awards described in this Proxy Statement and the provisions of the Omnibus Stock Plan, the basic characteristics of awards that may be granted under the Omnibus Stock Plan are as follows:

         INCENTIVE AND NON-STATUTORY STOCK OPTIONS. Options may be granted to recipients at such exercise prices as the Committee may determine but not less than 50% of their fair market value (as defined in the Omnibus Stock Plan) as of the date the option is granted. Stock options may be granted and exercised at such times as the Committee may determine, except that, unless applicable federal tax laws are modified, (1) no incentive stock option may be granted at less than fair market value, (2) no incentive stock options may be granted more than ten years after the effective date of the Omnibus Stock Plan, (3) an incentive stock option shall not be exercisable more than ten years after the date of grant, and (4) the aggregate fair market value of the shares of our common stock with respect to which incentive stock options may first become exercisable in any calendar year for any employee may not exceed $100,000 (measured as of the date of the grant) under the Omnibus Stock Plan or any other plan. Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns more than ten percent of the combined voting power of all classes of our stock.

         The purchase price payable upon exercise of options may be payable in cash, or through a reduction of the number of shares of common stock delivered to the participant upon exercise of the option or by delivering stock already owned by the participant (where the fair market value of the shares of common stock withheld or delivered on the date of exercise is equal to the option price of the stock being purchased), or in a combination of cash and such stock, unless otherwise provided in the applicable award agreement. To the extent permitted by law, the participants may simultaneously exercise options and sell the stock purchased upon such exercise pursuant to brokerage or similar relationships and use the sale proceeds to pay the purchase price.

         OUTSIDE DIRECTOR OPTIONS. Beginning with the 1996 Annual Meeting of Stockholders, and through each subsequent Annual Meeting of Stockholders through 1998, each outside director was granted an option to purchase 35,000 shares of common stock at the conclusion of each such Annual Meeting at a price equal to the fair market value of a share of common stock on the date of grant, such options to vest on the date of the next Annual Meeting of Stockholders subsequent to the grant. Effective June 1999, each member of the Board of Directors who is not an employee of Secure Computing (an "Outside Director"), following an Annual Meeting of Stockholders is granted, by virtue of serving as an Outside Director, an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. These stock options become fully exercisable on the date of the Annual Meeting of Stockholders next following the grant of the option and expire ten years from the date of grant. Outside Directors who are elected between Annual Meetings of our Stockholders are granted an option on terms similar to those awarded at an Annual Meeting, except that the number of shares covered by such option is pro-rated to reflect the number of months that have expired from the date of the prior Annual Meeting.

         STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS. The value of a stock appreciation right granted to a recipient is determined by the appreciation in our common stock, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. The recipient receives all or a portion of the amount by which the fair market value of a specified number of shares of common stock, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted. The price specified by the Committee must be at least 100% of the fair market value of the specified number of shares of common stock to which the right relates determined as of the date the stock appreciation right is granted. A stock appreciation right may be granted in connection with a previously or contemporaneously granted option, or independent of any option. No stock appreciation right may be exercised less than six months from the date it is granted unless the recipient dies or becomes disabled.

         Performance units entitle the recipient to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term. With respect to recipients who are "covered employees" under Section 162(m) of the Code, such performance targets will consist of one or any combination of two or more of revenue, revenue per employee, earnings before income tax (profit before taxes), earnings before interest and income tax, net earnings (profits after taxes), earnings per employee, tangible, controllable or total asset turnover, earnings per share, operating income, total stockholder return, market share, return on equity, before- or after-tax return on net assets, distribution expense, inventory turnover, or economic value added, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance.

         Payments with respect to stock appreciation rights and performance shares of common stock may be paid in cash, shares of common stock or a combination of cash and shares of common stock as determined by the Committee.

         RESTRICTED STOCK AND OTHER STOCK-BASED AWARDS. Our common stock granted to recipients may contain such restrictions as the Committee may determine, including provisions requiring forfeiture and imposing restrictions upon stock transfer. A participant with a restricted stock award shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote. The Committee may also from time to time grant awards of unrestricted stock or other stock-based awards such as awards denominated in stock units, securities convertible into stock and phantom securities.

TRANSFERABILITY

         During the lifetime of a participant to whom an award is granted, only such participant (or such participant's legal representative) may exercise an option or stock appreciation right or receive payment with respect to performance units or any other award. No award of restricted stock (prior to the expiration of the restrictions), options, stock appreciation rights, performance units or other stock-based award (other than an award of stock without restrictions) may be sold, assigned, transferred, exchanged or otherwise encumbered (other than pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA or the rules thereunder); provided, however, that any participant may transfer a non-statutory stock option granted under the Omnibus Stock Plan to a member or members of his or her immediate family or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners, if (i) the agreement with respect to such options, which must be approved by the Committee, expressly so provides either at the time of initial grant or by amendment to an outstanding agreement and (ii) the participant does not receive any consideration for the transfer. Notwithstanding the foregoing, an award may be transferable to a successor in the event of a participant's death.

ACCELERATION OF AWARDS, LAPSE OF RESTRICTIONS

         The Committee may accelerate vesting requirements, performance cycles and the expiration of the applicable term or restrictions, and adjust performance targets and payments, upon such terms and conditions as are set forth in the participant's agreement, or otherwise in the Committee's discretion, which may include, without limitation, acceleration resulting from a change in control, fundamental change (as such term is defined in the Omnibus Stock Plan), a recapitalization, a change in our accounting practices, a change in the participant's title or employment responsibilities, or the participant's death, disability or retirement.

DURATION, ADJUSTMENTS, MODIFICATIONS, TERMINATION

         The Omnibus Stock Plan will remain in effect until all stock subject to it is distributed or all awards have expired or lapsed, whichever occurs later, or the Omnibus Stock Plan is terminated as described below.

         In the event of a fundamental change, recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant change, the Committee has the discretion to adjust the number and type of shares of common stock available for awards or the number and type of shares of common stock and amount of cash subject to outstanding awards, the option exercise price of outstanding options, and outstanding awards of performance units and payments with regard thereto. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such events as may be specified in the related agreements, which may include a change in control.

         The Omnibus Stock Plan also gives the Board the right to terminate, suspend or modify the Omnibus Stock Plan, except that amendments to the Omnibus Stock Plan are subject to stockholder approval if needed to comply with Exchange Act Rule 16b-3, the incentive stock option provisions of the Code, their successor provisions, or any other applicable law or regulation.

         Under the Omnibus Stock Plan, the Committee may cancel outstanding options and stock appreciation rights generally in exchange for cash payments to the recipients upon the occurrence of a fundamental change.

SUMMARY OF FEDERAL TAX CONSIDERATIONS

         We have been advised by our counsel that awards made under the Omnibus Stock Plan generally will result in the following tax events for United States citizens under current United States federal income tax laws.

INCENTIVE STOCK OPTIONS

         A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted under the Omnibus Stock Plan although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares of common stock acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares of common stock after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares of common stock by a recipient after the expiration of the statutory holding periods.

         Except in the event of death, if shares of common stock acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods (a "disqualifying disposition"), such recipient will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise of the option. Unless limited by Section 162(m) of the Code, we will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the recipient pays the option price with shares of common stock that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares of common stock have not been met, the recipient will be treated as having made a disqualifying disposition of such shares of common stock, and the tax consequences of such disqualifying disposition will be as described above.

         The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-statutory stock option, the tax consequences of which are discussed below.

NON-STATUTORY STOCK OPTIONS

         A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time a non-statutory stock option is granted under the Omnibus Stock Plan. At the time of exercise of a non-statutory stock option, the recipient will realize ordinary income, and we will be entitled to a deduction (unless limited by Section 162(m) of the Code), equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares of common stock, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, depending on the holding period.

STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS

         Generally (1) the recipient will not realize income upon the grant of a stock appreciation right or performance unit award, (2) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, in the year that cash, shares of common stock or a combination of cash and shares of common stock are delivered to the recipient upon exercise of a stock appreciation right and (3) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares of common stock received by the recipient upon exercise of a stock appreciation right or in payment of a performance share award are the same as described below with respect to a disposition of unrestricted shares of common stock.

RESTRICTED AND UNRESTRICTED STOCK

         Unless the recipient files an election to be taxed under Section 83(b) of the Code, (1) the recipient will not realize income upon the grant of restricted stock, (2) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, when the restrictions have been removed or expire, and (3) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient and to us will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

         With respect to awards of unrestricted stock, (1) the recipient will realize ordinary income and we will be entitled to a corresponding deduction upon the grant of the unrestricted stock, and (2) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.

         When the recipient disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares of common stock on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

         THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND SECURE COMPUTING WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS, STOCK APPRECIATION RIGHTS, PERFORMANCE UNITS AND STOCK PURCHASE RIGHTS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

WITHHOLDING

         The Omnibus Stock Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. If permitted by the Committee, in lieu of cash, a participant may elect to cover withholding obligations through a reduction in the number of shares of common stock to be delivered to such participant or by delivery of shares of common stock already owned by the participant.

BOARD OF DIRECTORS' RECOMMENDATION

         The Board of Directors, subject to obtaining stockholder approval, approved an amendment to the Omnibus Stock Plan to increase the total number of shares of common stock available for issuance under the Omnibus Stock Plan from 7,744,131 to 10,244,131.

VOTE REQUIRED AND RECOMMENDATION

         At the Annual Meeting, the stockholders are being asked to approve the amendment to the amended and restated 1995 Omnibus Stock Plan. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to approve the amendment to the amended and restated 1995 Omnibus Stock Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE AMENDED AND RESTATED 1995 OMNIBUS STOCK PLAN.

                                  PROPOSAL FOUR

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         On the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as our independent auditors to audit our consolidated financial statements for the year ending December 31, 2000, and recommends that the stockholders vote for ratification of such appointment.

         Ernst & Young LLP has audited our financial statements since 1991. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

VOTE REQUIRED

         Ratification of the appointment of Ernst & Young LLP as our independent auditors will require the affirmative vote of a majority of the votes entitled to vote at the Annual Meeting. In the event that the stockholders do not approve the selection of Ernst & Young LLP, the Board of Directors will reconsider its selection.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock, including shares of Secure Computing Canada Ltd., a corporation incorporated under the laws of Ontario and a wholly-owned subsidiary of ours which shares are exchangeable into shares of our Common Stock (the "Exchangeable Shares"), as of March 27, 2000 (the "record date," unless otherwise noted below) by each of our directors, by each executive officer named in the Summary Compensation Table herein, by all directors and current executive officers as a group, and by each stockholder who is known by us to own beneficially more than five percent of our outstanding Common Stock, including Exchangeable Shares. Unless otherwise indicated in the table, the address of each individual listed in the table is Secure Computing, One Almaden Blvd., Suite 400, San Jose, California 95113.

                                                                    Amount and Nature of       Percentage of
               Name and Address of Beneficial Owners               Beneficial Ownership(1)   Outstanding Shares
---------------------------------------------------------------------------------------------------------------
Directors and Named Executive Officers:
     Carr Biggerstaff(2)                                                     20,000                  *
     Robert J. Frankenberg(3)                                                81,458                  *
     Timothy P. McGurran(4)                                                 224,870                  *
     John McNulty(5)                                                        316,966                 1.2
     Stephen M. Puricelli(6)                                                144,056                  *
     Eric P. Rundquist(7)                                                   190,497                  *
     Gary Taggart                                                                 0                  0
     Jeffrey H. Waxman                                                            0                  0
     Alexander Zakupowsky, Jr.(8)                                            33,333                  *
All directors and Named Executive Officers as a group (9 persons)         1,011,180                 3.9

Other beneficial owners:
     Swenson Ventures, Inc.                                               1,320,101                 5.1
         701 North First Street
         San Jose, California 95110

     Westgate International, L.P.(9)                                      1,933,556                 7.5
     c/o HSBC Financial Services (Cayman) Limited
         P.O. Box 1109, Mary Street
         Grand Cayman, Cayman Island

--------------------------------
*Less than one percent

(1) Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to such shares of Common Stock.
(2) Includes 20,000 shares of Common Stock covered by options which are exercisable within 60 days of the record date.
(3) Includes 81,458 shares of Common Stock covered by options which are exercisable within 60 days of the record date.
(4) Represents 7,564 shares owned personally by Mr. McGurran, and 217,306 shares of Common Stock covered by options which are exercisable within 60 days of the record date.
(5) Represents 100,300 shares owned personally by Mr. McNulty, and 216,666 shares of Common Stock covered by options which are exercisable within 60 days of the record date.
(6) Represents 49,681 shares owned personally by Mr. Puricelli, and 94,375 shares of Common Stock covered by options which are exercisable within 60 days of the record date.

(7) Represents 96,653 shares owned personally by Mr. Rundquist, and 93,844 shares of Common Stock covered by options which are exercisable within 60 days of the record date.
(8) Includes 33,333 shares of Common Stock covered by options which are exercisable within 60 days of the record date.
(9) Includes (i) potential conversions to common shares of 1,427 shares of Series E convertible preferred stock, (ii) 526,685 shares of common stock issuable upon exercise of a warrant held by Manchester Securities Corp., an entity under Common management with Westgate, and (iii) 1,399,621 shares of common stock currently held by Westgate. Westgate owns 100% of our outstanding preferred stock. The 1,427 outstanding shares of preferred stock are convertible into an estimated total of 94,005 shares of common stock. This estimate is based on a liquidation preference of $1,000 per preferred share and an assumed conversion price of $15.18 per share pursuant to the Series E conversion terms.

                           SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth the total compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers") during the last three completed fiscal years ended December 31, 1997, 1998 and 1999.

                                                 ANNUAL COMPENSATION                 LONG-TERM
                                      --------------------------------------        COMPENSATION            ALL
                                      FISCAL                                    NUMBER OF SECURITIES       OTHER
    NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS(1)     OTHER    UNDERLYING OPTIONS(#)   COMPENSATION
-----------------------------------   ------   -------    --------     -----    ---------------------   ------------
John McNulty(2)                        1999    205,000           1         0          600,000                  0
Chairman, Chief Executive Officer

Jeffrey H. Waxman(3)                   1999    218,750           0     6,000(7)             0            361,500(13)
Chief Executive Officer, Director      1998    387,500     641,178    12,000(7)       300,000(11)              0
                                       1997    337,500           0    12,000(7)             0                  0

Timothy P. McGurran(4)                 1999    240,570      60,000   401,182(8)       100,000                  0
Senior Vice President of Operations,   1998    225,867     104,053   103,920(9)        74,461(12)              0
Chief Financial Officer                1997    136,749           0         0           60,000                  0

Carr Biggerstaff(5)                    1999    102,711      32,500         0          280,000                  0
Senior Vice President of Marketing,
Business Development & Strategic
Planning

Gary Taggart(6)                        1999    199,847           0         0                0                  0
Vice President of Sales                1998    266,897      65,000     7,538(10)       37,051                  0
                                       1997    213,144           0         0           60,000                  0

--------------------------------
(1) Annual incentive bonuses are actually paid to the recipient in the year following the year earned. See "Executive Compensation--Report of the Compensation Committee." Although the Compensation Committee determined that based on achievement of goals Mr. McNulty should be awarded a bonus of 100% of his base salary, he agreed to accept a bonus of only $1.00 for 1999 as a showing of his commitment to the success of the Company.
(2) Mr. McNulty joined Secure Computing Corporation in May 1999 and was appointed Chief Executive Officer in June 1999.
(3) Mr. Waxman joined Secure Computing Corporation in November 1996 and resigned as a director, Chairman of the Board and Chief Executive Officer on June 30, 1999.
(4)      Mr. McGurran joined Secure Computing Corporation in May 1996.
(5)      Mr. Biggerstaff joined Secure Computing Corporation in July 1999.
(6) Mr. Taggart joined the Company in October 1996 and resigned on September 30, 1999.
(7)      Represents annual automobile allowance.
(8) Represents tax gross-up of $91,383 on prior year taxable moving expense reimbursement; $153,815 loan forgiveness and $155,984 tax gross-up on the loan forgiveness.
(9) Represents $13,807 vacation payout based on change of policy and $90,113 of taxable moving expenses.
(10)     Represents vacation payout based on change of policy.
(11) Includes options to purchase 100,000 shares of common stock that expired during fiscal year 1998.
(12) Includes options to purchase 20,000 shares of common stock that expired during fiscal year 1998.
(13) Represents severance payments including salary of $337,500 (nine months of base salary on an annual base of $450,000) and office expense (12 months at a maximum of $2,000 per month).

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table shows, as to the Named Executive Officers, information concerning stock options granted during the year ended December 31, 1999.

                                INDIVIDUAL GRANTS

                          Number of       Percent of
                         Securities      Total Options                                    Potential Realizable Value at
                         Underlying       Granted to                                   Assumed Annual Rates of Stock Price
                           Options       Employees in                                    Appreciation for Option Terms(1)
                           Granted          Fiscal      Exercise Price    Expiration   -----------------------------------
        Name                 (#)             Year         Per Share          Date           5%($)               10%($)
-------------------      ----------      ------------   --------------    ----------   --------------       --------------
John McNulty              350,000(2)         9.6%         $4.2500           5/02/09       $935,481            $2,370,692
                          250,000(3)(4)      6.9%         $4.2500           5/02/09        668,201             1,693,351

Jeffrey H. Waxman         100,000(6)(7)       --               --                --             --                    --

Timothy P. McGurran        80,000(2)         2.2%         $4.0310           4/29/09        202,832               513,992
                           20,000(6)(8)       .5%         $9.1250           1/08/09        540,322               968,473

Carr Biggerstaff          210,000(2)         5.8%         $3.1880           7/06/09        420,861             1,066,706
                           70,000(3)(5)      1.9%         $2.6563          10/15/09        120,498               302,010

Gary Taggart               70,000(9)          --               --                --             --                    --

--------------------------------
(1) The potential realizable value is based on a 10-year term of each option at the time of grant. Assumed stock price appreciation of 5% and 10% is mandated by rules of the Securities and Exchange Commission and is not intended to forecast actual future financial performance or possible future appreciation. The potential realizable value is calculated by assuming that the deemed fair value of the Company's Common Stock for financial statement presentation purposes on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(2) Represents options granted pursuant to the Omnibus Stock Plan at an exercise price equal to the fair market value as determined by the Board of Directors on the date of grant. Each option becomes exercisable with respect to one-third of the shares of Common Stock covered thereby on each of the first through third anniversaries of the date of grant, commencing on the first anniversary of such date. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(3) Represents performance-based options granted pursuant to the Omnibus Stock Plan. Such options were granted at an exercise price equal to the fair market value as determined by the Board of Directors on the date of grant. These options are subject to accelerated vesting based on the Company stock price reaching or exceeding specified target closing price levels and maintaining these levels for ten consecutive business days prior to specified dates. However, these options will vest in a lump sum five years after the date of grant regardless of stock price performance. Vesting is generally accelerated upon the occurrence of certain defined events related to the acquisition or reorganization of the Company. Specifics related to the vesting and target closing price levels for grants to individual participants are as listed in notes (4) and (5).

(4) Represents performance-based options which vest as follows: 100,000 shares May 3, 2000, 100,000 shares May 3, 2001 and 50,000 shares May 3, 2002 upon the attainment of target closing levels of $14.250, $24.250 and $34.250 per share prior to such date, respectively. In the event the target closing price levels are not met, the option shall vest in its entirety on May 3, 2004. 100,000 options vested January 26, 2000 when the Company stock price reached and maintained a closing price at or in excess of $14.250 for the required period of ten consecutive business days prior to May 3, 2000.

(5) Represents performance-based options which vest as follows: 20,000 shares July 6, 2000, 100,000 shares July 6, 2001 and 50,000 shares July 6, 2002 upon the attainment of target closing levels of $12.6563, $22.6563 and $32.6563 per share prior to such date, respectively. In the event the target closing price levels are not met, the option shall vest in its entirety on July 6, 2004. 20,000 options vested January 25, 2000 when the Company stock price reached and maintained a closing price at or in excess of $12.6563 for the required period of ten consecutive business days prior to July 6, 2000.

(6) Represents performance-based options granted pursuant to the Omnibus Stock Plan. Such options were granted at an exercise price equal to the fair market value as determined by the Board of Directors on the date of grant. These options vest based on the Company stock price reaching or exceeding specified target closing price levels and maintaining these levels for ten consecutive business days prior to specified dates. If these performance criteria are not met, the options lapse. Vesting is generally accelerated upon the occurrence of certain defined events related to the acquisition or reorganization of the Company. Specifics related to the vesting and target closing price levels for grants to individual participants are as listed in notes (7) and (8).

(7) These options were granted on January 8, 1999 and vested January 25, 1999. All such options expired on September 30, 1999, three months after Mr. Waxman's resignation.

(8) Represents performance-based options granted pursuant to the Omnibus Stock Plan. All 20,000 options were granted on January 8, 1999 and vested January 25, 1999 when the Company stock price reached and maintained a closing price at or in excess of $20.00 per share for the required period of ten consecutive business days prior to March 31, 1999. On December 13, 1999, the option granted on February 13, 1997 for 30,000 shares was amended to provide for complete vesting on February 13, 2002 in the event that the target closing price of $31.125 is not met for ten consecutive business days by February 13, 2002.

(9) These options were granted on April 29, 1999 and expired in 1999 due to Mr. Taggart's resignation.

                                AGGREGATE OPTION
                          EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth, as to the Named Executive Officers, certain information concerning stock options exercised during fiscal 1999 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values for unexercised "in-the-money" options, exercise prices of outstanding stock options and the fair market value of our Common Stock as of December 31, 1999.

                                                  NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-THE-
                                                   UNEXERCISED OPTIONS AT FISCAL    MONEY OPTIONS AT FISCAL YEAR
                         SHARES                             YEAR END                          END($)(1)
                        ACQUIRED       VALUE      -------------------------------   ----------------------------
        NAME          ON EXERCISE   REALIZED($)   EXERCISABLE       UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-------------------   -----------   -----------   -----------       -------------   -----------    -------------
John McNulty                  0              0            0             600,000      $ 831,250      $ 4,156,250
Jeffrey H. Waxman       200,000      2,046,563            0                   0              0                0
Timothy P. McGurran       9,000        101,438      185,820             119,641        994,526          894,324
Carr Biggerstaff              0              0            0             280,000        198,125        2,463,958
Gary Taggart             74,017        375,345            0                   0              0                0

----------------------
(1) The value of unexercised in-the-money options is based on the closing price of our Common Stock on December 31, 1999 (the last trading day of fiscal 1999) on the Nasdaq National Market of $12 9/16 minus the exercise price multiplied by the number of shares underlying the options.

REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs of our Chief Executive Officer. The Committee is comprised of three non-employee directors. The Committee meets periodically to review executive compensation, the design of compensation programs, stock option programs, and individual salary and awards for the Chief Executive Officer. The purpose of this report is to inform our stockholders of our compensation policies and the rationale for the compensation paid to our current and former Chief Executive Officer and other executive officers in 1999.

COMPENSATION PHILOSOPHY

         Our compensation program is designed to motivate and reward executives responsible for attaining the financial and strategic objectives essential to our long-term success and continued growth in stockholder value. The compensation program has been designed to provide a competitive level of total compensation and offers incentive opportunities directly linked to our performance and stockholder return. The Committee believes it is in the best interests of the stockholders to reward executives when our performance objectives are achieved and to provide significantly less compensation when these objectives are not met. Therefore, a significant portion of executive compensation is comprised of "at risk" incentives.

         Key objectives of the compensation program are to:

         * Provide a strong, direct link between our financial and strategic goals and executive compensation.

         * Align the financial interest of executives with those of its stockholders through equity-based plans.

         * Motivate executives to achieve operating goals through an emphasis on performance-based compensation.

         * Provide competitive total compensation that recognizes individual performance and that can attract and retain high caliber key executives critical to our long-term success.

         To maintain a competitive level of total executive compensation, the Committee periodically evaluates the compensation packages of competitors. This analysis provides the Committee with competitive data on the mix of compensation elements and overall compensation levels.

         Each year we participate in the Radford Executive Compensation Report survey. Radford is a division of Aon Consulting. The survey results present information reported by 513 technology companies, 70% of which are publicly held. The Committee's intent is threefold: 1) to benchmark executive compensation against market data from technology companies similar to ours in size; 2) to retain executives in a highly competitive employment environment; and 3) to reward outstanding performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

         The key components of our executive officer compensation program are base salary, annual incentive bonus and long-term incentives. These elements are described below. In determining compensation, the Committee considers all elements of an executive's compensation package.

         BASE SALARY. The Committee annually reviews the base salary of the Chief Executive Officer. In determining appropriate salary levels, the Committee considers individual performance, level of responsibility, scope and complexity of the position, and internal equity and salary levels for comparable positions at the peer companies. In determining the base salary increase for the Chief Executive Officer, the Committee also considers strategic planning, team building and operating results. The Chief Executive Officer, in consultation with the Committee, annually reviews the base salary of the other executive officers based on the same criteria.

         ANNUAL INCENTIVE BONUS. The purpose of our annual incentive bonus is to provide a direct financial incentive in the form of an annual cash bonus to the executive officers and key managers who achieve performance goals established by the Committee. The Committee determines the annual incentive bonus of the Chief Executive Officer and the Chief Executive Officer, in consultation with the Committee, determines the annual incentive bonus of the other executive officers.

         Executives are eligible for target awards under the annual incentive program with maximum payouts ranging from 15% to 100% of base salary, with 100% possible in the case of the Chief Executive Officer only. The size of the target award is determined by the executive's position and competitive data for similar positions at the peer companies. We set high goals and, therefore, the resulting awards decrease or increase substantially if actual employee performance in achieving our goals fails to meet or exceeds target levels. For 1999, performance was assessed against target measures of team building, strategic planning and financing goals. For 1999, Mr. McNulty received incentive bonus award totaling $1. The Committee determined that based on achievement of goals Mr. McNulty should be awarded a bonus of 100% of his base salary. As a showing of Mr. McNulty's commitment to the success of the Company, he agreed to accept a bonus of only $1.00 for 1999.

         STOCK OPTIONS. Long-term performance incentives are provided to executives through our Omnibus Stock Plan. The Omnibus Stock Plan is administered by the Committee, which is authorized to award stock options to our employees, our non-employee directors and certain advisors and consultants. At least annually, the Committee considers whether awards will be made to executive officers under the Omnibus Stock Plan. Such awards are based on the scope and complexity of the position, competitive compensation data and the maintenance of our stock at a target share price. The Committee has broad discretion to select the optionees and to establish the terms and conditions for the grant, vesting and exercise of each option. Although the Committee's practice has been to grant incentive stock options to employees vesting over three years, recently we have begun to grant options under an executive incentive option plan. These options are subject to accelerated vesting based on our stock price reaching or exceeding specified target closing price levels and maintaining these levels for ten consecutive business days prior to specified dates. Notwithstanding, these options will vest in a lump sum five years after the date of grant regardless of our stock price performance. Options granted to executives vest immediately upon the occurrence of an "Event" as defined in the Omnibus Stock Plan.

         PROFIT SHARING AND RETIREMENT PLAN. Our Profit Sharing and Retirement Plan (the "Retirement Plan") was made effective as of February 1, 1994. The Retirement Plan is intended to be a qualified retirement plan under Section 401 of the Internal Revenue Code of 1986, as amended, (the "Code") so that contributions by employees or by us to the Retirement Plan, and income earned thereon, are not taxable to employees until withdrawn from the Retirement Plan (except for contributions under the 401(k) component, which are subject to Social Security withholding); and so that contributions by us, if any, will be deductible when made. The purpose of the Retirement Plan is to enable eligible employees, including executive officers, to save for retirement and to provide incentives to increase corporate financial performance by establishing a direct link between profit sharing contributions to employees and corporate financial performance. It may also provide certain benefits in the event of death, disability, or other termination of employment. The Retirement Plan is for the exclusive benefit of eligible employees and their beneficiaries. There are two components to the Retirement Plan, a 401(k)-type component and a profit sharing component.

         Under the 401(k) component, employees may contribute up to 12% of their annual compensation, subject to a federally imposed annual maximum which is currently $10,500. We may provide additional matching contributions of up to $1.00 for every dollar contributed by that employee in a given year under this component. The plan trustee, at the direction of each participant, invests funds in any of six investment options. In 1999, we did not contribute on behalf of any employees under this component of the Retirement Plan.

         EMPLOYEE STOCK PURCHASE PLAN. Our Employee Stock Purchase Plan (the "Purchase Plan") was approved by the stockholders at the 1996 Annual Meeting and became effective July 1, 1996. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in our company through the purchase of its common stock and, thus, to develop a stronger incentive to work for our continued success. Under an amendment to the current program, the Committee approved an increase of the top contribution limit to 20% effective for the third and fourth quarters of fiscal year 1999 for non-executives. The special amendment to the program expired as of December 31, 1999. The Purchase Plan is an employee stock purchase plan under Section 423 of the Code. The Purchase Plan is administered by the Committee.

         Any of our employees, or, subject to approval by the Board of Directors, any employees of our subsidiaries are eligible to participate in the Purchase Plan for any Purchase Period (as defined below) so long as, on the first day of such Purchase Period, the employee has completed at least six months of continuous service and is customarily employed at least 20 hours per week. "Purchase Period" means each quarter of our fiscal year.

         Any eligible employee may elect to become a participant in the Purchase Plan by authorizing payroll deductions of a specified whole percentage from 1% to 10% of the employee's gross cash compensation. We currently have approximately 310 employees who are eligible to participate in the Purchase Plan. Amounts withheld under the Purchase Plan will be held by us as part of our general assets until the end of the Purchase Period and will be used to purchase our common stock as of the last day of the Purchase Period at a price equal to 85% of the lesser of the fair market value of a share of common stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of common stock (including fractional shares) that can be purchased with such amount, unless the participant has properly notified us that he or she elects to purchase a lesser number of shares of common stock or to receive the entire amount in cash. If purchases by all participants would exceed the number of shares of common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares of common stock. Any amount not used to purchase shares of common stock will be refunded to the participant in cash.

         Shares of common stock acquired by each participant will be held in a general account maintained for the benefit of all participants. Certificates for the number of whole shares of common stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative.

         No more than $25,000 in fair market value (determined on the first day of the respective Purchase Periods) of shares of common stock may be purchased under the Purchase Plan and all other employee stock purchase plans, if any, of Secure Computing and any parent or subsidiary corporation of Secure Computing by any participant in each calendar year.

         OTHER. Pursuant to the terms of his employment agreement, Mr. Waxman was entitled to receive a monthly car allowance of up to $1,000, relocation expenses and temporary living quarters in the general vicinity of the Company's headquarters. In 1999, Mr. Waxman received car allowance payments of $6,000 and did not receive any relocation expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Stephen M. Puricelli, a member of the Board of Directors, is the Chairman of the Compensation Committee. Eric Rundquist and Alexander Zakupowsky, Jr., Board members, are also members of the Compensation Committee.

                                       COMPENSATION COMMITTEE

                                       Stephen M. Puricelli, Chairman

                 EMPLOYMENT CONTRACTS; SEVERANCE, TERMINATION OF
                  EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

         We have employment agreements with each of our named executive officers.

         JEFFREY H. WAXMAN. Mr. Waxman had an employment agreement with us during the last fiscal year. Mr. Waxman resigned from Secure Computing in June, 1999. Accordingly, his employment agreement with us has been terminated. Pursuant to his severance agreement, Mr. Waxman received nine (9) months of base salary (calculated at the base of $450,000), less applicable taxes and other required withholdings and any amount owed by Mr. Waxman to the Company. In addition, for a period of twelve (12) months commencing July 1, 1999, the Company agreed to pay for office space for Mr. Waxman in an amount not to exceed $2,000 per month.

         JOHN McNULTY. Mr. McNulty entered into a one year employment agreement with us on May 3, 1999, pursuant to which Mr. McNulty serves as our President and Chief Operating Officer. Mr. McNulty assumed the positions of Chairman of the Board and Chief Executive Officer on July 1, 1999. The agreement is subject to automatic renewal for successive one year terms. Mr. McNulty's annual base salary is $300,000, subject to upward adjustment by the Board of Directors. Under the terms of the agreement, Mr. McNulty is entitled to a cash performance bonus of up to 100% of annual base salary with respect to each fiscal year, subject to Board approval. Under the terms of the agreement, Mr. McNulty was granted options to purchase 350,000 shares of common stock under our Omnibus Stock Plan vesting in one-third increments on the first three anniversaries of the date of the agreement. In addition, Mr. McNulty is eligible to participate in the Executive Incentive Option Program, wherein he earns an additional 250,000 shares of stock (100,000 each year for the first two years and 50,000 for the third year) based on growing the stock price each year by $10 per share over the May 3, 1999 closing price. The increased stock price must hold for ten
(10) consecutive business days vesting as follows: 100,000 shares to vest only in the event our stock price is at or above $14.250 by May 3, 2000; 100,000 shares to vest only in the event our stock price is at or above $24.250 by May 3, 2001; and 50,000 shares to vest only in the event our stock price is at or above $34.250 by May 3, 2002. Notwithstanding the foregoing vesting schedule, in the event the stock price criteria are not met for whatever reason, the shares will vest and become exercisable on May 3, 2004. Either party may terminate the agreement; however, if we terminate the employment agreement without cause, Mr. McNulty will be entitled to an amount equal to twelve months of his base salary.

         TIMOTHY P. MCGURRAN. Mr. McGurran entered into a three-year employment agreement on August 27, 1996, as amended, pursuant to which Mr. McGurran serves as our Senior Vice President of Operations and Chief Financial Officer. The agreement is subject to automatic renewal for successive one year terms. Mr. McGurran's annual base salary is $270,000, subject to upward adjustment by our Chief Executive Officer. Mr. McGurran is also eligible to receive an annual bonus of equal to $130,000 if certain performance goals established by the Chief Executive Officer are met. Such amount is subject to upward adjustment by the Chief Executive Officer. In 1999, Mr. McGurran was granted an option to purchase 80,000 shares of common stock under our Omnibus Stock Plan vesting on one-third increments on the first three anniversaries of the date of the option grant. Either party may terminate the employment agreement; however, if

Secure Computing terminates the agreement without cause, Mr. McGurran will be entitled to an amount equal to twelve months of his base salary. Upon termination or expiration of the agreement, we shall have the option to retain Mr. McGurran as a consultant.

         CARR BIGGERSTAFF. Mr. Biggerstaff entered into a one year employment agreement on July 6, 1999, pursuant to which Mr. Biggerstaff serves as our Senior Vice President of Marketing, Business Development and Strategic and Product Planning. The agreement is subject to automatic renewal for successive one year terms. Mr. Biggerstaff's annual base salary is $210,000, subject to upward adjustment by our Chief Executive Officer. Mr. Biggerstaff is also eligible to receive an bonus of $65,000 if certain personal and corporate performance goals established from time to time by the Chief Executive Officer are met. This bonus was guaranteed during the third and fourth quarters of 1999. Under the terms of the Agreement, Mr. Biggerstaff was granted an option to purchase 210,000 shares of common stock under our Omnibus Stock Plan vesting on one-third increments on the first three anniversaries of the date of the agreement. In addition. Mr. Biggerstaff is eligible to participate in the Executive Incentive Option Program. Under this program, he may earn an additional 70,000 shares of stock (20,000 each year for the first two years and 30,000 for the third year) based on the following performance criteria: 20,000 shares vest only in the event that on or before July 6, 2000 the stock increases by at least at least ten dollars per share over $2.6563 (the "Strike Price") for ten consecutive business days; 20,000 shares only in the event that on or before July 6, 2001, the stock increases by at least twenty dollars per share over the Strike Price for ten consecutive business days; and 30,000 shares only in the event that on or before July 6, 2002, the stock increases by at least thirty dollars per share over the Strike Price for ten consecutive business days. Notwithstanding the foregoing vesting schedule, in the event the above accelerated vesting stock price criteria are not met for whatever reason, the shares will vest and become exercisable on July 6, 2004. Either party may terminate the agreement. However, if Secure Computing terminates the employment agreement without cause, Mr. Biggerstaff will be entitled to an amount equal to six months of his base salary.

         GARY TAGGART. Mr. Taggart had an employment agreement with us during the last fiscal year. Mr. Taggart has resigned from Secure Computing. Accordingly, his employment agreement with us has been terminated.

                             PERFORMANCE EVALUATION

The graph below compares total cumulative stockholders' return on the common stock for the period from the close of the NASDAQ Stock Market - U.S. Companies on the date of our initial public offering of common stock (November 17, 1995) to December 31, 1998, with the total cumulative return on the Computer Index for the NASDAQ Stock Market - U.S. Companies (the "Computer Index") and the Composite Index for the NASDAQ Stock Market (the "Composite Index") over the same period. The index level for the graph and table was set to 100 on November 17, 1995 for the common stock, the Computer Index and the Composite Index and assumes the reinvestment of all dividends.

                      11/17/1995 12/31/1995 06/30/1996 12/31/1996 06/30/1997 12/31/1997 06/30/1998 12/31/1998 06/30/1999 12/31/1999
                      ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Nasdaq Computer Index      100.0       96.2      113.5      136.2      155.9      162.5      223.0      297.9      364.1      610.7

Nasdaq Composite Index     100.0      100.7      113.4      123.5      138.0      150.3      181.3      209.8      257.0      389.4

Secure Computing Corp.     100.0      116.1       47.7       18.9       12.2       24.5       20.5       39.5        5.1       26.0

                              CERTAIN TRANSACTIONS

         In January 1998, Secure Computing agreed to loan $231,250 to Timothy McGurran, Secure Computing Senior Vice President of Operations and Chief Financial Officer, for the purchase of a home in connection with his relocation to San Jose, California. The loan was to have been repaid within five years of the date of the loan. In 1999, this loan was placed on a forgiveness plan over a three year period from the relocation date. In addition, we are reimbursing Mr. McGurran for the tax liabilities incurred as a result of the forgiveness plan.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires that our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities ("10% Stockholders") to file with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. reports of ownership on Form 3 and reports on change in ownership on Form 4 or Form 5. Such directors, executive officers and 10% Stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. To our knowledge based solely on a review of copies of forms submitted to us, or written representations from certain reporting persons we believe all required reports were filed on a timely basis during 1999, except that Christine Hughes, Gary Taggart, Timothy McGurran, and Patrick Regester each failed to file a Form 4 once each on a timely manner.

                               ADDITIONAL MATTERS

         The Annual Report of Secure Computing Corporation for the year ended December 31, 1999, including financial statements, is being mailed with this Proxy Statement.

         As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the Annual Meeting calling for a vote of stockholders, it is intended that the shares of common stock represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment.

                                       By Order of the Board of Directors



Dated: April 12, 2000

                                     [LOGO]
                                     SECURE
                                    COMPUTING


                         ANNUAL MEETING OF STOCKHOLDERS

                             THURSDAY, MAY 11, 2000
                                 10:00 A.M. PST

                                 FAIRMONT HOTEL
                             170 SOUTH MARKET STREET
                           SAN JOSE, CALIFORNIA 95113






 [LOGO]
 SECURE     SECURE COMPUTING
COMPUTING   ONE ALMANDEN BLVD, SUITE 400, SAN JOSE, CALIFORNIA 95113       PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 11, 2000.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3, AND 4.

By signing the proxy, you revoke all prior proxies and appoint John McNulty and Timothy McGurran, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.








                      SEE REVERSE FOR VOTING INSTRUCTIONS.

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VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

* Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on May 10, 2000.
* You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
*   Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- http://www.eproxy.com/scur/ -- QUICK *** EASY *** IMMEDIATE

* Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on May 10, 2000.
* You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Secure Computing, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.







      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                       [ARROW] PLEASE DETACH HERE [ARROW]



         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

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
1.  Election of directors:   01 Robert J. Frankenberg   02 John McNulty     [ ] Vote FOR               [ ] Vote WITHHELD
    (for a 3-year term)                                                         all nominees               from all nominees
                                                                                (except as marked below)
                                                                             ______________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,     |                                              |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)    |______________________________________________|

2.  Proposal to approve an amendment to the Employee Stock Purchase Plan
    (the "Purchase Plan") to increase by 1,000,000 (from 700,000 to
    1,700,000) the number of shares available for distribution under the
    Purchase Plan.                                                             [ ] For     [ ] Against    [ ] Abstain

3.  Proposal to approve an amendment to the Amended and Restated 1995
    Omnibus Stock Plan (the "Stock Plan") to increase by 2,500,000 (from
    7,744,131 to 10,244,131) the number of shares of common stock
    available for issuance under the Stock Plan.                               [ ] For     [ ] Against    [ ] Abstain

4.  Proposal to ratify the appointment of Ernst & Young LLP as the
    independent accountants of the Company.                                    [ ] For     [ ] Against    [ ] Abstain

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s)
thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [ ]  Indicate changes below:
                                                                               Date ___________________________________

                                                                             ______________________________________________
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                                                                            Signature(s) in Box
                                                                            This Proxy should be marked, dated, signed by
                                                                            the shareholder(s) exactly as his or her name
                                                                            appears hereon, and returned promptly in the
                                                                            enclosed envelope. Persons signing in a
                                                                            fiduciary capacity should so indicate. If shares
                                                                            are held by joint tenants or as community
                                                                            property, both should sign.
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